Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact: Bryan J. Carey Chief Financial Officer 239-931-7285 BCarey@rtsx.com	Investors: Amy Glynn / Nick Laudico The Ruth Group 646-536-7023 / 7030 aglynn@theruthgroup.com nlaudico@theruthgroup.com

RADIATION THERAPY SERVICES REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

Fourth Quarter 2012 Highlights:

•                  Total company pro forma revenues of $168.8 million, equaling last year despite lower reimbursement rates and decreased prostate volumes

•                  Domestic same practice treatments per day decreased 1.9% as declines in prostate cases were partially offset by growth of other diagnoses

•                  Pro Forma Adjusted EBITDA of $24.2 million, includes absorption of $5.5 million revenue reduction from declines in prostate cancer treatments

•                  Executed in November 2012 a Value Added Services agreement with Park Ridge Health in North Carolina

•                  International cases increased 4.8%

•                  Declines in prostate cancer treatments decelerating since January 1

Full Year 2012 Highlights:

•                  Total company pro forma revenues of $700.4 million, up 5.1% year-over-year

•                  Domestic same practice treatments per day increased 2.0%

•                  International cases increased 10.5%

•                  Pro Forma Adjusted EBITDA of $104.7 million, includes absorption of $15.8 million revenue impact from declines in prostate cancer treatments

•                  Successfully implemented the North Broward Health Value Added Services agreement

FORT MYERS, FL, March 13, 2013 — Radiation Therapy Services Holdings, Inc (“Radiation Therapy” or “the Company”), a leading operator of radiation therapy centers, announced today its financial results for the fourth quarter and full year ended December 31, 2012.

Dr. Daniel Dosoretz, President and Chief Executive Officer, commented, “The fourth quarter of 2012 was challenging, with greater than expected declines in the treatment of prostate cancer.  While we expect these declines to persist through the first half of 2013, we believe the worst is behind us, as we have seen the declines in treatment volumes decelerating in the first two months of 2013.  Importantly, we implemented a number of initiatives in 2012 that will strengthen our leadership position in 2013 and enable the Company to meaningfully offset the expected headwinds of prostate treatment declines and reimbursement rate reductions under the 2013 Physician Fee schedule.”

He continued, “To summarize, our mitigation efforts are well under way, with our projected cost savings largely locked in for 2013.  With regards to managed care pricing initiatives, we continue to have success renegotiating more favorable rates and deal terms, as well as continued decoupling with prevailing Medicare methodology in our key markets.  We continue to drive incremental patient volumes through investments in our integrated cancer care (“ICC”) strategy, physician liaison programs and Value Added Services agreements.  The increase in non-prostate volumes for both the full year and the fourth quarter of 2012 reflect the success of these initiatives.  In November, we closed a Value Added Services agreement with Park Ridge Health in North Carolina and have similar opportunities in the pipeline.”

“Medical Developers remains another key driver of growth and has continued to perform well. Our investment pipeline is robust in the rapidly growing Latin American market, which will also help to further diversify our revenue stream and offset rate reductions in the U.S.  Lastly, we continue to see increasing physician interest in aligning with our organization as the pressures of the healthcare delivery system persist in the physician community. Our efforts to attract key talent and align ourselves with hospitals that need our expertise and sophisticated know-how, including through our Value Added Services offerings, will continue to bode well for our growth and expansion plans,” he concluded.

Fourth Quarter 2012 Results

Total pro forma revenues for the fourth quarter of 2012 were $168.8 million, compared to $171.2 million in revenues in the same quarter of 2011. The decrease in revenue was principally due to the volume declines in the treatment of prostate cancer and lower reimbursement rates partly offset by the benefit of previously acquired or newly established integrated cancer care practices, the impact of strategic tuck-in acquisitions made in California, North Carolina, Florida and Argentina, the Value Added Services agreement with the North Broward Hospital District and organic growth from Medical Developers.

Domestic same practice treatments per day decreased 1.9% in the fourth quarter of 2012, reflecting volume declines in the treatment of prostate cancer, partly offset by increased referrals from the Company’s physician liaison program and integrated cancer care model and the impact of the North Broward Value Added Services agreement, compared to the fourth quarter of 2011.  Domestic same practice therapy revenue per treatment decreased 6.4% from the fourth quarter of 2011, due to reductions in the reimbursement rate announced in the CMS 2012 Physician Fee Schedule, partially offset by continued improvements in managed care pricing.

Total RVUs per day at same practice domestic freestanding centers, decreased 10.1% in the fourth quarter versus the same period of the prior year due to reductions in the reimbursement rate included in the CMS 2012 Physician Fee Schedule, as well as volume declines in the treatment of prostate cancer.

Adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation and other non-cash and pro forma items (“Pro Forma Adjusted EBITDA”) in the fourth quarter of 2012 was $24.2 million, or 14.3% of total pro forma revenues, compared to $28.8 million, or 16.8% of total pro forma revenues, in the fourth quarter of 2011. Pro Forma Adjusted EBITDA margins declined in the current quarter versus the prior year period primarily due to volume declines in the treatment of prostate cancer, reductions in the Medicare reimbursement rate, the growth and expanded development activity in establishing integrated cancer care practices, and investments made in key personnel, offset by improvements in managed care pricing and a reduction in bad debt. A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc., determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the quarters ended December 31, 2012 and 2011 is included in the attached supplemental financial information.

Income tax expense in the fourth quarter of 2012 was $1.3 million, compared to an income tax benefit of $20.2 million in the fourth quarter of 2011.  The net loss for the fourth quarter of 2012 was $33.2 million, compared to a net loss of $111.7 million in the fourth quarter of 2011.  The net loss in the fourth quarters of 2012 and 2011included impairment charges of $11.1 million and $123.1 million, respectively, attributable to revisions of the Company’s financial forecasts largely as a result of reductions in reimbursement that resulted in a write down of goodwill, trade name and an investment in a joint venture to their implied fair values, as well as continued lagging economic conditions in the U.S.

Full Year 2012 Results

Total pro forma revenues for the full year ended December 31, 2012 were $700.4 million, an increase of 5.1% compared to $666.5 million in revenues for the full year 2011. The increase in revenue was principally due to the benefit of previously acquired or newly established integrated cancer care practices, the impact of strategic tuck-in acquisitions made in California, North Carolina, Florida and Argentina, the Value Added Services agreement with the North Broward Hospital District and organic growth from Medical Developers, partly offset by volume declines in the treatment of prostate cancer and reductions in reimbursement rates.

Domestic same practice treatments per day increased 2.0% for the full year 2012, due to increased referrals from the Company’s physician liaison program and integrated cancer care model and the impact of the North Broward Value Added Services agreement, offset by volume declines in the treatment of prostate cancer care, compared to the full year 2011.  Domestic same practice therapy revenue per treatment decreased 3.9% compared to 2011, due to reductions in the reimbursement rate announced in the CMS 2012 Physician Fee Schedule which were partially offset by improved managed care pricing.

Total RVUs per day at same practice domestic freestanding centers, excluding the impact of the terminated Las Vegas capitated contracts, decreased 6.3% for the full year 2012 due to reductions in the reimbursement rate included in the CMS 2012 Physician Fee Schedule, as well as volume declines in the treatment of prostate cancer.

Pro Forma Adjusted EBITDA for the full year 2012 was $104.7 million, or 14.9% of total pro forma revenues, compared to $122.8 million, or 18.4% of total pro forma revenues for the full year 2011.  Pro Forma Adjusted EBITDA margins declined in 2012 versus 2011 primarily due to volume declines in the treatment of prostate cancer, reductions in the Medicare reimbursement rate, the impact of the termination of capitated contracts in Las Vegas, NV, the growth and expanded development in integrated care practices, and investments made in key personnel. In addition, certain cost reduction activities were deferred in order to incorporate the impact of the 2013 Physician Fee Schedule.  A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc., determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the full years ended December 31, 2012 and 2011 is included in the attached supplemental financial information.

Income tax expense for the full year 2012 was $4.5 million, compared to an income tax benefit of $25.4 million in 2011.  The net loss for the full year 2012 was $151.1 million, compared to a net loss of $349.9 million for the full year 2011. The net loss for the full years 2012 and 2011 included impairment charges of $81.0 million and $360.6 million, respectively, attributable to revisions of the Company’s financial forecasts largely as a result of reductions in reimbursement that resulted in a write down of goodwill, trade name and an investment in a joint venture to their implied fair values, as well as continued depressed economic conditions in the U.S.

Recent Developments

On November 1, 2012, CMS published its Final Rule for the 2013 Physician Fee Schedule (PFS), which calls for an overall rate reduction of 7% for radiation oncology, including a 15% reduction in the reimbursement for IMRT treatments and a 20% reduction in the reimbursement for stereotactic radiosurgery treatments.  The rate reductions in the Final Rule were significantly lower than the proposed reductions published in the Preliminary Rule on July 6, 2012.  Radiation Therapy expects these reductions in reimbursement to impact RVUs for Medicare and Medicare-linked revenues by approximately 9.1%, which is expected to impact revenue by approximately $20 million and EBITDA by approximately $16 million for the full year 2013.  The Company expects to largely mitigate the impact of the reduction in reimbursement through cost reductions and improved managed care pricing, as well as growth through expansion and accretive acquisitions.

Conference Call

Management will host a conference call on March 14, 2013 at 10:00 a.m. ET to discuss its financial results. The dial-in numbers are (877) 407-0789 for domestic callers and (201) 689-8562 for international callers.  In addition, a telephonic replay of the call will be available until March 28, 2013.  The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers.  Please use the conference ID number 409470 to access the replay.

A live webcast and webcast replay of the call will also be available from the Investor Relations section on the corporate web site at www.rtsx.com.

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services is a leading provider of advanced radiation therapy and other services to cancer patients in the United States and Latin America.  The Company offers a comprehensive range of radiation treatment alternatives, focused on delivering academic quality, cost-effective patient care in a personal and convenient setting. In total, the Company operates 126 treatment centers, including 95 centers located in 15 U.S. states, strategically clustered in 28 local markets. The Company also operates 31 centers located in six countries in Latin America .  The Company holds market leading positions in most of its domestic local markets and abroad. RTSX.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2013 and the effects of the CMS’s Final Rule for the 2013 Physician Fee Schedule on its results.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to reductions in Medicare reimbursement, healthcare reform, decreases in payments by managed care organizations and other commercial payers and other risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,410	$10,177
Accounts receivable, net	86,869	87,094
Prepaid expenses	6,043	5,731
Inventories	3,897	4,308
Deferred income taxes	540	2,969
Other	7,429	6,025
Total current assets	120,188	116,304

Equity investments in joint ventures	575	692
Property and equipment, net	221,050	236,411
Real estate subject to finance obligation	16,204	13,719
Goodwill	485,859	556,547
Intangible assets, net	35,044	42,393
Other assets	43,381	32,526
Total assets	$922,301	$998,592

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$27,538	$27,748
Accrued expenses	46,401	42,596
Income taxes payable	2,951	5,310
Current portion of long-term debt	11,065	13,945
Current portion of finance obligation	287	161
Other current liabilities	7,684	6,615
Total current liabilities	95,926	96,375
Long-term debt, less current portion	751,303	665,088
Finance obligation, less current portion	16,905	14,105
Other long-term liabilities	22,130	22,659
Deferred income taxes	6,202	10,343
Total liabilities	892,466	808,570

Noncontrolling interests - redeemable	11,368	12,728

Commitments and Contingencies

Equity:
Common stock, $0.01 par value, 1,025 shares authorized, issued and outstanding at December 31, 2012 and 2011	—	—
Additional paid-in capital	651,907	648,703
Retained deficit	(638,023)	(483,815)
Notes receivable from shareholder	—	(125)
Accumulated other comprehensive loss, net of tax	(11,464)	(4,890)
Total Radiation Therapy Services Holdings, Inc. shareholder’s equity	2,420	159,873
Noncontrolling interests - nonredeemable	16,047	17,421
Total equity	18,467	177,294
Total liabilities and equity	$922,301	$998,592

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues:
Net patient service revenue	$166,784	$168,385	$686,216	$638,690
Other revenue	1,952	1,273	7,735	6,027
Total revenues	168,736	169,658	693,951	644,717

Expenses:
Salaries and benefits	96,457	88,055	372,656	326,782
Medical supplies	13,804	13,975	61,589	51,838
Facility rent expense	10,168	8,867	39,802	33,375
Other operating expenses	10,325	9,164	38,988	33,992
General and administrative expenses	22,177	23,174	82,236	81,688
Depreciation and amortization	16,753	15,002	64,893	54,084
Provision for doubtful accounts	1,630	3,974	16,916	16,117
Interest expense, net	20,312	15,395	77,494	60,656
Electronic health records incentive income	(2,256)	—	(2,256)
Early extinguishment of debt	—	—	4,473	—
Fair value adjustment of earn-out liability and noncontrolling interests- redeemable	(42)	—	1,219	—
Impairment loss	11,075	123,079	81,021	360,639
Loss on investments	—	250	—	250
Gain on fair value adjustment of previously held equity investment	—	—	—	(234)
Loss on foreign currency transactions	105	72	339	106
Loss on foreign currency derivative contracts	159	505	1,165	672
Total expenses	200,667	301,512	840,535	1,019,965

Loss before income taxes	(31,931)	(131,854)	(146,584)	(375,248)
Income tax expense (benefit)	1,291	(20,157)	4,545	(25,365)

Net loss	(33,222)	(111,697)	(151,129)	(349,883)

Net loss (income) attributable to noncontrolling interests- redeemable and non-redeemable	152	(349)	(3,079)	(3,558)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(33,070)	(112,046)	(154,208)	(353,441)

Other comprehensive (loss) income:
Unrealized gain (loss) on derivative interest rate swap agreements	—	9	(333)	2,428
Unrealized loss on foreign currency translation	(2,753)	(4,101)	(7,882)	(4,909)
Other comprehensive (loss) income:	(2,753)	(4,092)	(8,215)	(2,481)

Comprehensive loss:	(35,975)	(115,789)	(159,344)	(352,364)
Comprehensive loss (income) attributable to noncontrolling interests- redeemable and non-redeemable	401	233	(2,396)	(2,914)
Comprehensive loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(35,574)	$(115,556)	$(161,740)	$(355,278)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Years Ended
	December 31,
	2012	2011
Cash flows from operating activities
Net loss	$(151,129)	$(349,883)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	53,052	45,972
Amortization	11,841	8,112
Deferred rent expense	1,234	1,271
Deferred income taxes	(2,023)	(28,378)
Stock-based compensation	3,257	1,461
Provision for doubtful accounts	16,916	16,117
Loss on the sale/disposal of property and equipment	748	235
Amortization of termination of interest rate swap	958	—
Write-off of loan costs	525	—
Early extinguishment of debt	4,473	—
Termination of a derivative interest rate swap agreement	(972)	(1,880)
Loss on fair value adjustment of noncontrolling interests-redeemable	175	—
Impairment loss	81,021	360,639
Loss on investments		250
Gain on fair value adjustment of previously held equity investment	—	(234)
Loss on foreign currency transactions	33	98
Loss on foreign currency derivative contracts	1,165	672
Amortization of debt discount	798	847
Amortization of loan costs	5,434	4,524
Equity interest in net loss of joint ventures	817	1,036
Distribution received from unconsolidated joint ventures	9	52
Changes in operating assets and liabilities:
Accounts receivable and other current assets	(21,578)	(20,780)
Income taxes payable	(2,121)	(4,393)
Inventories	639	(1,622)
Prepaid expenses	3,262	2,839
Accounts payable and other current liabilities	(1)	2,808
Accrued deferred compensation	1,339	—
Accrued expenses / other current liabilities	6,258	5,001

Net cash provided by operating activities	16,130	44,764

Cash flows from investing activities
Purchase of property and equipment	(30,676)	(36,612)
Acquisition of medical practices	(25,862)	(59,886)
Proceeds from the sale of property and equipment	2,987	6
(Loans to) repayments from employees	(68)	338
Purchase of joint venture interests	(1,364)	—
Contribution of capital to joint venture entities	(714)	(799)
Distribution received from joint venture	—	581
Proceeds from the sale of equity interest in a joint venture	—	312
Payment of foreign currency derivative contracts	(670)	(1,486)
Proceeds from sale of investments	—	1,035
Premiums on life insurance policies	(1,313)	(79)
Change in other assets and other liabilities	370	(192)

Net cash used in investing activities	(57,310)	(96,782)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Years Ended
	December 31,
	2012	2011
Cash flows from financing activities
Proceeds from issuance of debt (net of original issue discount of $1,656 and $625, respectively)	448,163	111,205
Principal repayments of debt	(383,344)	(57,777)
Repayments of finance obligation	(109)	(95)
Proceeds from equity contribution	—	3
Payments of notes receivable from shareholder	72	50
Proceeds from issuance of noncontrolling interest	—	4,120
Cash distributions to noncontrolling interest holders - redeemable and non-redeemable	(3,920)	(4,428)
Deconsolidation of noncontrolling interest	—	(33)
Payments of loan costs	(14,437)	(4,809)

Net cash provided by financing activities	46,425	48,236

Effect of exchange rate changes on cash and cash equivalents	(12)	(18)

Net increase (decrease) in cash and cash equivalents	5,233	(3,800)
Cash and cash equivalents, beginning of period	10,177	13,977

Cash and cash equivalents, end of period	$15,410	$10,177

Supplemental disclosure of cash flow information
Interest paid	$63,632	$56,748
Income taxes paid	$9,120	$5,802
Supplemental disclosure of noncash transactions
Recorded finance obligation related to real estate projects	$3,035	$11,623
Recorded derecognition of finance obligation related to real estate projects	$—	$(5,829)
Recorded noncash deconsolidation of noncontrolling interest	$—	$49
Recorded capital lease obligations related to the purchase of equipment	$7,281	$4,701
Recorded issuance of Parent equity units related to the acquisition of medical practices	$—	$16,250
Recorded issuance of senior subordinated notes related to the acquisition of medical practices	$—	$16,047
Recorded earn-out accrual related to the acquisition of medical practices	$400	$2,340
Recorded additional consideration related to the acquisition of medical practices	$—	$561
Recorded other non-current liabilities related to non-controlling interest related to the acquisition of medical practices	$—	$1,364
Recorded issuance of notes payable related to the acquisition of medical practices	$—	$4,005
Recorded noncash dividend declared to noncontrolling interest	$167	$221
Recorded issuance of redeemable noncontrolling interest	$—	$71
Recorded property and equipment related to the North Broward Hospital District license agreement	$4,260	$—
Recorded capital lease obligations related to the acquisition of medical practices	$5,746	$—
Recorded non-cash redemption of Parent equity units	$53	$—

RADIATION THERAPY SERVICES HOLDINGS, INC.

Supplemental Financial Information (Unaudited)

Reconciliation of Total Pro-forma Revenue and Pro-forma Adjusted EBITDA to Net Loss Attributable to Radiation Therapy Services Holdings, Inc. Shareholder

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
(in thousands):
Total revenues	$168,736	$169,658	$693,951	$644,717
Pro-forma full period effect of acquisitions (a)	90	1,587	6,434	21,782
Total pro-forma revenues	$168,826	$171,245	$700,385	$666,499

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(33,070)	$(112,046)	$(154,208)	$(353,441)
Income tax expense (benefit)	1,291	(20,157)	4,545	(25,365)
Interest expense, net	20,312	15,395	77,494	60,656
Depreciation and amortization	16,753	15,002	64,893	54,084
Gain on fair value adjustment of previously held equity investment	—	—	—	(234)
Loss on foreign currency derivative contracts	159	505	1,165	672
Early extinguishment of debt	—	—	4,473	—
Fair value adjustment of earn-out liability and noncontrolling interests- redeemable	(42)	—	1,219	—
Impairment loss	11,075	123,079	81,021	360,639
Loss on investments	—	250	—	250
Management fees (b)	433	648	1,218	1,562
Non-cash expenses (c)	1,110	800	5,750	3,970
Sale-lease back adjustments (d)	(248)	(243)	(985)	(925)
Acquisition-related costs (e)	1,724	2,112	4,040	6,400
Other expenses (f)	2,272	1,083	3,810	2,120
Litigation settlement (g)	1,098	1,294	3,151	2,232
Costs associated with the provision for income taxes (h)	205	452	736	996
Tradename / rebranding initiative (i)	257	—	780	—
Expenses associated with idle / closed treatment facilities (j)	651	—	2,623	—
Pro-forma full period effect of acquisition EBITDA (a)	184	650	2,966	9,172

Pro-forma Adjusted EBITDA (1)	$24,164	$28,824	$104,691	$122,788

Pro-forma Adjusted EBITDA as a percentage of total pro-forma revenues	14.3%	16.8%	14.9%	18.4%

(1) Pro-forma Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, gain on fair value adjustment of previously held equity investment, foreign currency derivative contract loss early extinguishment of debt, fair value adjustment of earn-out liability and noncontrolling interests, impairment loss, loss on investments, management fees accrued to our sponsor, non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to repairs and maintenance, non-cash equipment rent, sale-lease back adjustments, acquisition-related costs, other expenses including loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums on termed physicians, franchise taxes, costs relating to consulting services on Medicare reimbursement, litigation settlements with physicians, costs associated with the provision for income taxes, costs associated with tradename and rebranding initiatives, expenses associated with idle / closed radiation therapy treatment facilities and pro-forma full period effect of acquisition EBITDA.

(a) Pro-forma amounts related to adjustments to total revenues and Pro-forma Adjusted EBITDA to reflect the full period effect of our acquisitions and Value Added Services contracts completed during 2011 and 2012.  The adjustments reflect the impact to our total revenues and Pro-forma Adjusted EBITDA as if the acquisitions and Value Added Services contracts had occurred at the beginning of the year.

(b) Management fees are fees accrued to our sponsor, Vestar Capital Partners.

(c) Non-cash expenses including costs relating to stock compensation, amortization of straight-line rent, amortization of capital expenditures relating to warranty arrangements amortized to repairs and maintenance and non-cash equipment rent.

(d) Sale-lease back adjustments relates to the adjustment of benefit derived from the classification of operating leases as finance obligations reflecting a reclassification of interest expense and depreciation and amortization expense as rent expense.

(e) Acquisition related costs associated with ASC 805, Business Combinations, including professional fees and due diligence costs relating to the acquisition of medical practices.

(f) Other expenses include loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums paid on terminated physicians, franchise taxes and costs relating to consulting services on Medicare reimbursement.

(g) Litigation settlement relates to costs associated with the termination of physicians during 2011 and 2012.

(h) Expenses related to the costs associated with process improvements in the provision for income taxes.

(i) Expenses related to the costs associated with the Company’s tradename and rebranding initiatives.

(j) Expenses associated with idle / closed radiation therapy treatment facilities.

We believe the Pro-forma Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s leverage capacity and its ability to meet its debt service requirements.  Pro-forma Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangibles assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting.  Pro-forma Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating business and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams, and for purposes in the calculation of debt covenants and related disclosures.

Pro-forma Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Pro-forma Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

RADIATION THERAPY SERVICES HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Three Months Ended			Years Ended
	December 31,		%	December 31,		%
Domestic U.S.	2012	2011 *	Change	2012	2011 *	Change

Number of treatment days	64	63		255	255

Total RVU’s - freestanding centers	2,805,743	2,998,479	-6.4%	11,483,600	11,986,768	-4.2%

RVU’s per day - freestanding centers	43,840	47,595	-7.9%	45,034	47,007	-4.2%

Percentage change in RVU’s per day - freestanding centers - same practice basis	-10.1%	13.7%		-6.3%	10.5%

Total treatments - freestanding centers	120,842	118,224	2.2%	493,330	473,400	4.2%

Treatments per day - freestanding centers	1,888	1,877	0.6%	1,935	1,856	4.2%

Percentage change in revenue per treatment - freestanding centers - same practice basis	-6.4%	2.6%		-3.9%	2.8%

Percentage change in treatments per day - freestanding centers - same practice basis	-1.9%	4.7%		2.0%	1.0%

Number of regions at period end (global)	9	9

Number of local markets at period end	28	28

Treatment centers - freestanding (global)	121	118	2.5%
Treatment centers - hospital / other groups (global)	5	9	-44.4%
	126	127	-0.8%

Days sales outstanding at quarter end	34	39

Percentage change in freestanding revenues - same practice basis	-6.8%	7.4%		-2.1%	4.2%

Net patient service revenue - professional services only (in thousands)	$49,031	$44,358		$199,097	$166,090

* Excludes the impact of the termination of a capitated contract in Las Vegas, Nevada

	Three Months Ended			Years Ended
	December 31,		%	December 31,		%
International	2012	2011	Change	2012	2011 **	Change

Number of new cases

2-D cases	1,254	1,404		4,857	5,411

3-D cases	2,312	1,875		8,901	6,888

IMRT / IGRT cases	346	453		1,471	1,478

Total	3,912	3,732	4.8%	15,229	13,777	10.5%

** includes full period operating statistics, including period prior to our acquisition on March 1, 2011